Exhibit 23.3

CONSENT OF QUALIFIED PERSON

The undersigned, Ben Parsons, hereby states as follows:

I, Ben Parsons, assisted with the preparation of the “NI 43-101 Technical Report Feasibility Study Elk Creek Niobium Project Nebraska” dated December 15, 2017, with an effective date of June 30, 2017 (the “Technical Report”), portions of which are extracted or summarized (the “Summary Material”) in this Annual Report on Form 10-K.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and the name of SRK Consulting (U.S.), Inc. in the Form 10-K concerning the Technical Report.

Date: August 31, 2018	By:	/s/ Ben Parsons

Name: Ben Parsons, MSc, MAusIMM (CP) Title: Principal Consultant – Resource Geology, SRK Consulting (U.S.), Inc.